EXHIBIT 4.10

Fuzhou Melbourne Polytechnic

China Liberal (Beijing) Education Technology Co., Ltd.

Australian EAP English Course Teaching Service

Contract

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Australian EAP English Course Teaching Service Contract

Service Provider:China Liberal (Beijing) Education Technology Co., Ltd. (hereinafter referred to as Party A)

Service Receiver: Fuzhou Melbourne Polytechnic (hereinafter referred to as Party B)

Whereas Party A provides Australian EAP English course teaching design, teacher dispatch, mobile teaching and learning platform, PC lesson preparation platform and course implementation to the students of Grade 2021 of Party B, Now therefore, in the principles of equality and voluntariness, the Parties have entered into this Contract and shall jointly comply with this Contract.

Article I

The teaching service as specified in this Contract refers to Party A providing Australian EAP English course to the students of Grade 2021 of Party B.

Article II

Party A guarantees that it enjoys the lawful intellectual property right of Australian EAP English course teaching scheme as provided by it. In case of any third party dispute about the intellectual property right of this course teaching design, all liabilities arising therefrom shall be assumed by Party A.

Article III

The Parties agree that the course hereunder should fully adopt Australian EAP English syllabus, and choose the teaching materials, matching mobile teaching and learning platform and PC lesson preparation platform that are suitable to the students of Party B, and that the English course should be implemented according to the standard of 25-29 students each class and by the way of combining foreign and Chinese teachers.

Article IV Teaching Objective

According to the admission level of students and the number of English periods as provided, students can smoothly enter into the learning of special programs of Melbourne Polytechnic and strive to reach the level of IELTS 5.5 after the completion of such course hereunder.

Article V Party A’s Main Duties

5.1 Party A shall choose teaching materials according to the English level of students and provide teaching syllabus to Party B.

5.2 Party A shall dispatch high quality English teachers to Party B as scheduled every year. The teachers as dispatched by Party A shall meet all of the following conditions:

5.2.1 Party A shall dispatch the foreign English teachers that meet the teaching requirements of Australian EAP English course for the students of Grade 2021 of Party B; teaching periods and class scale shall be specified as follows:

5.2.1.1 Providing about 448 periods of teaching to the students of each class of Grade 2021 of Party B in the first academic year.

•	Foreign teachers shall assume about 128 periods/student/class

•	Chinese teachers shall assume about 320 periods/student/class

Providing about 64 periods of second classroom coaching to the students of each class of Grade 2021 of Party B in the first academic year. Details of the second classroom include English Corner, English Drama, English Dubbing, Movie Appreciation etc.

5.2.1.2 Number and scale of class

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The Parties agree to allocate the number of classes and number of teachers subject to the standard of 25-29 students/class according to the reality.

5.2.2 Foreign teachers shall meet all of the following conditions:

5.2.2.1 Each teacher shall have the citizenship of English-speaking country;

5.2.2.2 Each teacher shall have undergraduate qualification at least;

5.2.2.3 Each teacher shall have more than two years’ overseas English teaching experience;

5.2.2.4 Each teacher shall have TESOL English certificate.

5.2.3 Chinese teachers shall meet all of the following conditions:

5.2.3.1 Each teacher shall have the master’s degree in English at least;

5.2.3.2 Each teacher shall have more than two years’ English teaching experience.

5.3 In addition to necessary wages as provided to dispatched teachers and employees according to the laws and regulations of China, Party A shall provide necessary labor protection, injury and medical health insurance, living and lodging allowance, travelling costs, etc, and assume all employment risks of dispatched teachers and working personnel.

5.4 Party A shall appoint special personnel to coordinate the English teaching arrangement of each year with Party B.

5.5 Party A shall collect feedback from students in respect of the dispatched teachers and the teaching implementation quality of Australia EAP English course, and conduct appraisal and quality control to entrusted teaching quality, so as to ensure the quality of English teaching.

5.6 Party A shall provide necessary occupational development training to dispatched teachers.

5.7 Party A shall appoint special personnel to regularly communicate with Party B, assist in handling the visa, lodging arrangement, arrival reception, etc of foreign teachers.

5.8 Party A shall assume all expenses arising from the performance of this Contract by dispatched teachers and working personnel.

5.9 Party A shall be liable for the teaching management of all teachers.

5.10 Party A shall assist Melbourne Polytechnic in training teachers.

5.11 Party A shall provide mobile teaching and learning platform and PC lesson preparation platform according to the circumstances of Party B.

5.12 Party A shall regularly make on-the-spot investigation to the teachers and students of Party B, understand their actual demand and adjust the teaching and learning platform and PC lesson preparation platform.

5.13 Party A shall provide the cloud space and server in conformity with teaching requirements, so as to ensure the smoothness of teaching platform.

5.14 Party A shall train teachers about how to use the teaching and learning platform and PC lesson preparation platform.

Article VI Party B’s Main Duties

6.1 Party B shall provide necessary classroom, teaching equipment and teacher office conditions for English course teaching, including but not limited to:

6.1.1 The classroom with good lighting conditions and multimedia equipment that can play CD and DVD;

6.1.2 The teaching equipment and WIFI equipment that can meet the use of mobile teaching and learning platform;

6.1.3 Office special for teachers and relevant communication equipment.

6.1.4 The computer and printer for teachers;

6.1.5 The copier for teachers to copy materials.

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6.2 Party B shall appoint special administrative personnel to assist Party A in providing the following services to dispatched teachers:

6.2.1 Work visa application of foreign teachers, but it does not change the labor relationship between foreign teachers and Party A;

6.2.2 Assisting Party A in arranging lodging for dispatched teachers;

6.2.3 Reception of the teachers dispatched by Party A upon arrival;

6.2.4 Party B shall provide relevant assistance to the teachers dispatched by Party A according to the implementation requirements of the course.

6.3 Party B shall provide necessary reception and assistance to Party A’s teaching management personnel who go to Party B for the purpose of coordinating the course and supervising teaching quality.

6.4 Party B shall assist Party A in regularly investigating students’ opinions in respect of teaching contents, teaching effects and teachers’ teaching circumstances, and timely make feedback to Party A.

6.5 Party B shall timely order and purchase the English teaching materials and documents as recommended by Party A.

6.6 Party B shall assist Party A in creating good English learning atmosphere and environment for the purpose of improving English teaching quality.

6.7 Party B shall assist in protecting the intellectual property rights as used by Party A at Party B’s teaching place.

6.8 Party B shall arrange teachers to uniformly use mobile teaching platform and PC lesson preparation platform.

Article VII Standards of Service Fee and Payment Method

In consideration of Australian EAP English course service as provided hereunder, including the specific intellectual property rights of such course, Party B shall pay the costs and expenses arising from the teaching of Party A.

Within the cooperation period, Party B is responsible to collect tuition from students. Party B shall collect the following expenses in the form of annual tuition payment within 2 weeks after the beginning of each academic year: the students of Grade 2021 shall pay tuition to the bank account as appointed by Party A according to RMB 9000.00 (RMB nine thousand exactly) every student in the first academic year, so as to cover the teaching costs of Party A.

In respect of the professional title appraisal, social insurance, personnel archives management, etc of Chinese teachers, the personnel archives of Chinese teachers engaged by Party A shall be uniformly managed by Party B, and their wages and welfares shall be uniformly released by Party B. Party B shall charge party A RMB 120,000.00 (RMB one hundred and twenty thousand exactly) per teaching assistant per academic year and RMB 140,000.00 (RMB one hundred and forty thousand exactly) per lecturer per academic year. The aforesaid expenses will be directly deducted when the Parties handle tuition settlement.

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The costs and expenses of Party A is after-tax price and shall be borne by Party B in case of relevant tax matters (excluding individual income tax) .

Article VIII Party A accepts the consideration as specified in Article VII hereof, and shall strictly perform the teaching obligations according to the course workload of each grade.

Article IX Miscellaneous

9.1 The period of validity of this Contract shall be from September 2021 to July 2022. If the Parties need to renew this Contract, they shall discuss the renewal half a year in advance, so that the Parties may make preparation early.

9.2 If, during the performance of this Contract, Party B’s students or education administrative authority has major objection to the design, teaching quality and teachers’ quality of Australian EAP English course as assumed by Party A, Party A shall adjust the course design or dispatched teachers in the principle of guaranteeing education and teaching. If Party A delays in taking remedial measures, Party B has the right to terminate this Contract.

9.3 For any matter not covered herein, the Parties shall other sign a supplementary agreement through negotiation. Such supplementary agreement and this Contract shall be equally authentic.

9.4 Any dispute arising from the performance of this Contract shall be settled by the Parties through negotiation in the principle of equal and practicability; in case negotiation fails, such dispute shall be submitted to the people’s court of the place of performance of this Contract for trial.

9.5 This Contract is made in four originals, two for each party hereto. This Contract shall become effective upon being signed and sealed by the Parties.

The Parties hereto: Fuzhou Melbourne Polytechnic (seal) Authorized Representative’s Signature and Seal: Date:	China Liberal (Beijing) Education Technology Co., Ltd. (seal) Authorized Representative’s Signature and Seal: (Signature) Date:

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